Exhibit 10.3

June 11, 2024

Dustin Semach

Dear Dustin,

On behalf of Sealed Air Corporation (the “Company,” “we” or “us”), I am pleased to confirm with you the terms of your promotion, effective upon the appointment of the Company’s new Chief Executive Officer.

1.
Effective Date, New Position and Duties. Effective upon the appointment of the Company’s new Chief Executive Officer (the “Promotion Date”), you will cease to be the Company’s Interim Co‑President and Co-Chief Executive Officer and you will be promoted to the Company’s President and Chief Financial Officer, leading the finance function and driving the transformation at Sealed Air. You will report to the Company’s Chief Executive Officer and will perform such services as may reasonably be assigned to you by the Chief Executive Officer.

2.	Compensation and Benefits. Effective as of the Promotion Date, you will receive the following increases to your compensation:

•	Base Salary. Your annual base salary rate will increase to $850,000.

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Annual Bonus. Your target annual bonus under the Company’s annual bonus program will increase to 100% of your base salary. Your actual bonus amount will be determined by the Board’s People & Compensation Committee (the “P&C Committee”) in accordance with the bonus program, and the right to payment will continue to be subject to the terms and conditions of the bonus program.

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Long-Term Incentives. Your annual long-term incentive grant will have a target grant date value of $2,000,000. The mix of awards will be consistent with the program for other senior executives (currently a mix of time-based restricted stock units (“RSUs”) and performance share units (“PSUs”)).

3.
Retention Award. In recognition of your importance to the Company’s long-term success, you are eligible to receive a retention award with a grant date fair value of $4,300,000, comprising cash and RSUs, as follows:

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Cash Retention Bonus. You will receive a cash bonus in the gross amount of $1,000,000, (the “Cash Retention Bonus”) payable in a single cash payment (less required tax withholdings) on or around the first regular payroll date following the Promotion Date. Should you voluntarily resign your position, or if your employment is terminated for Cause (as defined in the Executive Severance Plan), in each case prior to the first anniversary of the Promotion Date, you will be required to repay to the Company the full gross amount of the Cash Retention Bonus within 30 days after your termination date.

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RSU Retention Award. The Company will grant to you an award of RSUs on or around August 15, 2024, under the Company’s 2014 Omnibus Incentive Plan (or any successor plan) (the “Stock Plan”) with a grant date value of $1,800,000 (the “Retention Award”). The number of RSUs will be determined by dividing $1,800,000 by the closing price of the Company’s common stock on August 15, 2024, rounded up to the next whole RSU. The RSUs will vest in two tranches, with 50% becoming vested on February 15, 2026, and the remaining 50% becoming vested on August 15, 2026, in each case subject to your continued employment with the Company through the vesting date; provided that the entire Retention Award will be fully vested if your employment is terminated by the Company without Cause or you resign for Good Reason and, in either case, you satisfy the requirements to receive severance under the Executive Severance Plan. The Retention Award will be evidenced by a formal award agreement reflecting these and other terms, which will be the governing document for the award.

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RSU Award. Contingent on your consent to cancel your ESG performance awards (“ESG PSUs”), granted on April 18, 2023, you will receive an award of RSUs granted under the Stock Plan with a grant date value of $1,500,000. This award will be granted to you on or around August 15, 2024. The number of RSUs will be determined by dividing $1,500,000 by the closing price of the Company’s common stock on August 15, 2024, rounded up to the next whole RSU. The RSUs will vest in three substantially equal annual installments starting on the first anniversary of the grant date, subject to earlier vesting in case of your death or disability or your involuntary termination following a change in control of the Company in accordance with the Company’s standard form of RSU award agreement. The settlement date(s) will be set to avoid adverse tax consequences under Section 409A of the Internal Revenue Code of 1986, as amended. The award will be evidenced by a formal award agreement reflecting these terms, which will be the governing document for the award.

4.	Miscellaneous.

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At-Will Employment. Your employment with the Company will continue to be at-will. This means either you and/or the Company will be free to terminate this employment relationship at any time, with or without cause (subject to your rights under the Executive Severance Plan described below).

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Successors and Assigns. This letter shall inure to the benefit of and be binding upon (i) the Company and its successors and assigns and (ii) you and your heirs and legal representatives, except that your duties and responsibilities under this letter that are of a personal nature and will not be assignable or delegable in whole or in part without our prior written consent.

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Entire Agreement. This letter sets forth the entire present agreement of the parties concerning your promotion and retention award. There are no promises, understandings, representations, or warranties of any kind concerning those subjects except as expressly set forth herein. Any modification of this letter must be in writing and signed upon the express consent of all parties. Any attempt to modify this letter, orally, or in writing not executed by all parties, will be void. Except as specifically modified in this letter, the terms and conditions your offer letter with the Company dated March 15, 2023, and amended March 20, 2023 (collectively, your “Offer Letter”), remain in full force and effect.

•	Governing Law. This letter shall be governed and interpreted in accordance with the laws of the State of North Carolina without regard to the State’s conflicts of law principles.

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Withholding. All compensation (including imputed compensation) is subject to withholding for taxes and other amounts at such times and in such amounts as the Company determines to be required by applicable law. Regardless of the amount withheld, you are solely responsible for all taxes in respect of compensation from employment, except the employer’s share of employment taxes.

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Section 409A. This letter is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or an exemption thereto, and, to the extent necessary in order to avoid the imposition of an additional tax on you under Section 409A of the Code, payments may only be made under this letter upon an event and in a manner permitted by Section 409A of the Code. The Section 409A provisions of your Offer Letter also apply with respect to the payments and benefits described in this letter.

Dustin, we are most enthusiastic about your new role on our team. If these provisions are agreeable to you, please sign one copy of this letter and return it to me as soon possible.

Sincerely,

/s/ Henry R. Keizer
Henry R. Keizer
Chair of the Board of Directors

ACCEPTED

/s/ Dustin Semach	6/11/2024
Dustin Semach	Date